                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Ace Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                              LOGO FOR ACE LIMITED

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

TO THE SHAREHOLDERS OF ACE LIMITED:

   A special meeting of shareholders, called an Extraordinary General Meeting, of ACE Limited (the "Company") will be held on Tuesday, January 22, 2002, at 2:30 p.m. at Ace Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

      1. To vote upon a proposal to increase the number of authorized Ordinary Shares of the Company by 200,000,000 to 500,000,000;

      2. To vote on a proposal to increase the number of authorized Other Shares of the Company by 10,000,000 to 20,000,000; and

      3. To transact such other further business, if any, as lawfully may be brought before the meeting.

   Only shareholders of record, as shown by the transfer books of the Company, at the close of business on December 17, 2001, are entitled to notice of, and to vote at, the Extraordinary General Meeting.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

December 17, 2001
Hamilton, Bermuda

                                  ACE LIMITED

                            ACE Global Headquarters
                             17 Woodbourne Avenue
                            Hamilton HM 08 Bermuda

                               December 17, 2001

                               -----------------

                                PROXY STATEMENT

                               -----------------

   The Board of Directors of ACE Limited (the "Company") is soliciting the accompanying proxy to be voted at a special meeting of shareholders, called an Extraordinary General Meeting, of the Company to be held at 2:30 p.m. on Tuesday, January 22, 2002, at Ace Global Headquarters at 17 Woodbourne Avenue, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Extraordinary General Meeting" attached hereto.

   Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Extraordinary General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Only holders of Ordinary Shares of record as of the close of business on December 17, 2001 will be entitled to vote at the meeting. As of the close of
business on December 17, 2001, there were outstanding     Ordinary Shares of
the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company's Amended and Restated Articles of Association (the "Articles")).

   The affirmative vote of holders of two-thirds of the outstanding shares represented at the Extraordinary General Meeting is required for approval of each of the proposals to increase the number of authorized Ordinary Shares and the proposal to increase the number of authorized Other Shares; provided that a quorum of at least 6 persons holding two-thirds of the outstanding shares are represented at the meeting. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and "broker non-votes" will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and "broker non-votes" will have no effect on the outcome of the proposals to increase the number of authorized shares.

   This Proxy Statement, the attached Notice of Extraordinary General Meeting and the accompanying proxy card are first being mailed to shareholders on or about December 19, 2001.

   The Company knows of no specific matter to be brought before the Extraordinary General Meeting which is not referred to in the attached Notice of Extraordinary General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

                                PROPOSAL NO. 1

                       APPROVAL OF INCREASE IN NUMBER OF
                          AUTHORIZED ORDINARY SHARES

   The Board of Directors has adopted a resolution declaring it advisable to increase the number of authorized Ordinary Shares from Three Hundred Million (300,000,000) to Five Hundred Million (500,000,000) (the "Ordinary Shares Proposal"). The Board of Directors directed that the Ordinary Shares Proposal be submitted for consideration by the shareholders at an Extraordinary General Meeting. The Ordinary Shares Proposal is separate and distinct from Proposal No. 2 relating to the increase of the number of the Company's Other Shares, and may be adopted without regard to the outcome of Proposal No. 2.

   The Company's Memorandum of Association ("Memorandum") currently authorizes the issuance of up to 300,000,000 Ordinary Shares, U.S. $0.041666667 par value
per share. As of December 17, 2001, there were        Ordinary Shares issued and
outstanding. In addition, as of the same date, approximately     Ordinary
Shares were reserved for issuance under various Company employee benefit plans and arrangements and in connection with outstanding mandatorily convertible securities of the Company. Each Ordinary Share currently outstanding is coupled with one right to purchase one one-thousandth of a share of the Company's
Series A Junior Participating Ordinary Shares, par value U.S. $1.00 per share, pursuant to the Rights Agreement, between the Company and its transfer agent. The rights will automatically attach to any new Ordinary Shares issued.

   The additional authorized Ordinary Shares resulting from the Ordinary Shares Proposal will have terms and rights identical to existing Ordinary Shares. All outstanding Ordinary Shares would continue to have one vote per share (subject to certain voting "cutbacks" described in the Company's Articles) and would have no preemptive rights to subscribe for additional shares.

   The Company recently completed a successful public offering of 32,890,000 shares, raising aggregate net proceeds of $1.1 billion. The Company expects to use the net proceeds to expand its net underwriting capacity, either through internal growth and/or acquisitions of lines of business or companies, and for general corporate purposes. Following this offering, the Company now has only
     Ordinary Shares available for new issuance. The Company believes that in order to maintain its competitive strength, it needs the flexibility to pursue transactions that may include the issuance of Ordinary Shares. Often, these transactions arise quickly and opportunities may be available for only a limited time period. It is often not practical, and sometimes it is not possible, to delay a transaction by the length of time necessary to convene a shareholders meeting. Therefore, the Board of Directors has recommended that the number of authorized Ordinary Shares be increased.

   As is currently the case, the authorized Ordinary Shares in excess of those presently outstanding or reserved will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by applicable laws or regulations, including the rules of the New York Stock Exchange. For example, the additional authorized Ordinary Shares will be available for issuance by the Board in connection with financings, acquisitions of other companies, stock dividends, employee benefit programs or other corporate purposes. Except for Ordinary Shares issuable pursuant to the Company's employee benefit programs and in connection with outstanding mandatorily convertible securities of the Company, the Company at this time does not have any plans or commitments to issue Ordinary Shares. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders. Because the holders of the Company's Ordinary Shares do not have preemptive rights, the issuance of Ordinary Shares (other than on a pro-rata basis to all current shareholders such as pursuant to a stock dividend) would have the effect of reducing the current shareholders' proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.

   Under current NYSE rules, shareholder approval is generally required to issue Ordinary Shares, or securities convertible into or exercisable for Ordinary Shares, in one or a series of related transactions, if such Ordinary Shares represent 20% or more of the voting power or outstanding Ordinary Shares of the Company. However, Ordinary Shares issued for cash in a public offering are excluded from this shareholder approval requirement as are Ordinary Shares issued for cash in a private offering at a price at least equal to both book value and market value of the Ordinary Shares. NYSE rules also require shareholder approval for an issuance of shares that would result in a change of control of the Company as well as for stock issuances in connection with certain benefit plans or related party transactions.

   The Board of Directors has the authority, without action by the shareholders, to designate and issue Other Shares in one or more series and to designate the dividend rate, voting rights, conversion rights, conversion rates, rights and terms of redemption and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Ordinary Shares. It is not possible to state the actual effect of the issuance of any Other Shares upon the rights of holders of the Ordinary Shares until the Board of Directors determines the specific rights of the holders of such Other Shares. However, the effects might include, among other things, restricting dividends on the Ordinary Shares, diluting the voting power of the Ordinary Shares, impairing the liquidation rights of the Ordinary Shares and delaying or preventing a change in control of the Company without further action by the shareholders. Any future issuance of Ordinary Shares will be subject to the rights of holders of outstanding Other Shares the Company may issue in the future. The Company at this time has no plans or commitments to issue any additional Other Shares (other than in connection with the shareholders rights plan mentioned above), although the Company from time to time considers financing and acquisition alternatives, each of which could include the issuance of Other Shares. Subject to NYSE requirements and limitations, Other Shares may be issued from time to time without action by the Company's shareholders to such persons and for such consideration and on such terms as the Board of Directors determines.

   Although the proposal to increase the authorized Ordinary Shares may be construed as having an anti-takeover effect, since authorized and unissued Ordinary Shares could be issued for the purpose of discouraging an attempt by another person or entity to take control of the Company, neither the management of the Company nor the Board of Directors views this proposal in that light. The proposal has not been prompted by any effort by anyone to gain control of the Company, and the Company is not aware of any such effort. In addition, neither this proposal nor Proposal No. 2 relating to the increase of the number of the Company's Other Shares is part of any plan by the Company to recommend a series of anti-takeover amendments to the Memorandum or Articles and the Company does not currently contemplate recommending the adoption of other amendments to its Memorandum or Articles that could be construed to affect the ability of third parties to take over or change control of the Company.

   The text of the special resolution for the Ordinary Shares Proposal reads as follows:

              Special Resolution Relating to the Increase in the
                     Number of Authorized Ordinary Shares

      1.1 the authorized share capital of the Company shall be increased by U.S. $8,333,334, by way of an increase in the number of Ordinary Shares, par value U.S. 0.041666667 per share, in the share capital of the Company to 500,000,000 Ordinary Shares.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED ORDINARY SHARES. The affirmative vote of holders of two-thirds of the outstanding shares represented at the Extraordinary General Meeting is required for approval of this proposal; provided that a quorum of at least 6 persons holding two-thirds of the outstanding shares are represented at the meeting. If the Ordinary Shares Proposal is approved by the shareholders, it will become effective immediately.

                                PROPOSAL NO. 2

                       APPROVAL OF INCREASE IN NUMBER OF
                            AUTHORIZED OTHER SHARES

   The Board of Directors has adopted a resolution declaring it advisable to increase the number of authorized Other Shares from Ten Million (10,000,000) to Twenty Million (20,000,000) (the "Other Shares Proposal"). The Board of Directors directed that the Other Shares Proposal be submitted for consideration by the shareholders at an Extraordinary General Meeting. The Other Shares Proposal is separate and distinct from Proposal No. 1, the Ordinary Shares Proposal, and may be adopted without regard to the outcome of the Ordinary Shares Proposal.

   The Company's Memorandum currently authorizes the issuance of up to 10,000,000 Other Shares, U.S. $1.00 par value per share. As of December 17, 2001, there were 6,221,000 8.25% Cumulative Redeemable Preferred Shares, Series A, which are a series of Other Shares, issued and outstanding. In addition, each Ordinary Share currently outstanding is coupled with one right to purchase one one-thousandth of a share of the Company's Series A Junior Participating Ordinary Shares, par value U.S. $1.00 per share, which is also a series of Other Shares, pursuant to a Rights Agreement between the Company and its transfer agent. Therefore, the Company must maintain a reserve of this series of Other Shares which is equal to one one-thousandth of the number of Ordinary Shares outstanding from time to time.

   The Memorandum and Articles authorize the directors to create and issue one or more other classes or series of Other Shares and to determine the rights and preferences of each such class or series, to the extent permitted by the Memorandum and Articles and applicable law. Among other rights, the directors may determine:

   . the number of shares of that class or series and the distinctive designation thereof;

   . the voting powers, full or limited, if any, of the shares of that class or series;

   . the dividend rights of the shares of that class or series, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends;

   . the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series will be entitled to receive upon any liquidation, dissolution or winding up of the Company; the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption;

   . the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series;

   . the terms, if any, upon which the shares of that class or series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Company;

   . the restrictions, limitations and conditions, if any, upon the issuance of indebtedness of the Company so long as any shares of that class or series are outstanding; and

   . any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the Articles.

   Because the Board of Directors has the authority, without action by the shareholders, to designate and issue Other Shares in one or more series and to designate the dividend rate, voting rights, conversion rights, conversion rates, rights and terms of redemption and other rights, preferences and restrictions of each series, authorized Other Shares enable the Company to pursue complex and innovative financing, acquisition and other transactions as needs and opportunities arise. Among the uses, the Other Shares provide the Company with increased access to the capital markets with a different cost profile relative to Ordinary Shares or debt securities. Because the

Company has used or reserved approximately two-thirds of its authorized Other Shares, the Board of Directors believes it is important to increase the number of authorized Other Shares at this time so that the Company is in the best position to pursue its strategies in a timely fashion. As stated in the discussion of the Ordinary Shares Proposal, it is time consuming to call shareholder meetings. The Board believes it is in the best interests of the Company to increase the number of authorized Other Shares at this time to provide the Company with the flexibility to issue series of Other Shares specifically designed to meet the requirements of transactions that the Board of Directors of the Company determines to be desirable. The Board does not intend to issue any Other Shares except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders.

   The characteristics of each series of Other Shares may affect the voting powers and the equity of the holders of the Ordinary Shares, as well as the funds available for dividends and the distribution of assets upon liquidation. For example, the Other Shares could be given more than one vote per share and a liquidation preference over the Ordinary Shares. Because dividends on preferred stock generally are paid prior to dividends on Ordinary Shares outstanding, Other Shares may affect the funds available for dividends on the Ordinary Shares. In addition, the issuance of shares of Other Shares could cause a dilution of the voting rights, the net earnings and the net book value per share of the Ordinary Shares.

   While the Board of Directors believes it important for the Company to have the flexibility of an increased number of Other Shares that it could designate and issue, the Company does not currently have any binding commitments or arrangements that would require the issuance of such shares (other than pursuant to its rights agreement, as discussed above). The Board of Directors believes it would be in the Company's best interest, however, to have additional authorized Other Shares available to enable the Company to take advantage of opportunities for possible future acquisitions, refinancing of existing debt and raising capital for future growth.

   As is the case with the proposal to increase the authorized number of Ordinary Shares, a proposal to increase the authorized Other Shares may be construed as having an anti-takeover effect, since authorized and unissued Other Shares could be issued for the purpose of discouraging an attempt by another person or entity to take control of the Company, although neither the management of the Company nor the Board of Directors views the proposal to increase the number of authorized Other Shares in that light. The Board of Directors could, for example, approve the issuance of additional shares of capital stock having classes, series, rights and preferences (including the number of votes applicable to each share of such class or series of capital stock) which may render it more difficult in the future for takeover bidders or others to accomplish takeovers or changes in control of the Company. The proposal has not been prompted by any effort by anyone to gain control of the Company, and the Company is not aware of any such effort. In addition neither this proposal nor the Ordinary Shares Proposal is part of any plan by the Company to recommend a series of anti-takeover amendments to its Memorandum and Articles and the Company does not currently contemplate recommending the adoption of other amendments to its Memorandum and Articles that could be construed to affect the ability of third parties to take over or change control of the Company. Designation of certain classes, series, rights and preferences with respect to the Company's Other Shares would be subject to applicable rules and regulations of the NYSE and any other exchange on which such securities are listed for quotation.

   The text of the special resolution for the Other Shares Proposal reads as follows:.

              Special Resolution Relating to the Increase in the
                       Number of Authorized Other Shares

      1.1 the authorized share capital of the Company shall be increased by U.S. $10,000,000, by way of an increase in the number of Other Shares, par value U.S. $1.00 per share, in the share capital of the Company to 20,000,000 Other Shares.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED OTHER SHARES. The affirmative vote of holders of two-thirds of the outstanding shares represented at the Extraordinary General Meeting is required for approval of this proposal; provided that a quorum of at least 6 persons holding two-thirds of the outstanding shares are represented at the meeting. If the proposed Other Shares Proposal is approved by the shareholders, it will become effective upon the filing of the special resolution with the Cayman Islands Registrar of Companies, which will occur as soon as reasonably practicable after approval.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

   The following table sets forth information, as of November 20, 2001, with respect to the beneficial ownership of Ordinary Shares by the Company's current executive officers who were named in the Company's proxy statement relating to its 2001 Annual General Meeting as the most highly compensated executive officers for 2000, each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column "Ordinary Shares Beneficially Owned." The Ordinary Shares listed for each director and each executive officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares owned by all
directors and executive officers as a group constitute approximately    % of
the outstanding Ordinary Shares.

                                                                    Ordinary    Ordinary
                                                                     Shares      Shares   Restricted
                                                                  Beneficially Subject to  Ordinary
Name of Beneficial Owner                                             Owned     Option(1)  Shares(2)
------------------------                                          ------------ ---------- ----------
Brian Duperreault(3).............................................    331,185   1,478,333   177,000
Dominic J. Frederico.............................................     73,726     375,000   103,000
Dennis B. Reding.................................................     58,992     118,333    53,167
Donald Kramer....................................................    133,614   1,181,063    21,834
Michael G. Atieh(4)..............................................     13,502          --       992
Bruce L. Crockett(4).............................................     15,660          --       992
Robert M. Hernandez(4)...........................................     45,623          --       992
John A. Krol.....................................................         --          --       746
Roberto G. Mendoza(4)............................................     28,116          --       992
Peter Menikoff(3)(4).............................................     26,214          --       992
Thomas J. Neff(4)................................................     11,725          --       992
Robert Ripp(4)...................................................     17,202          --       992
Walter A. Scott(4)...............................................    217,709     330,000       992
Dermot F. Smurfit................................................      5,440          --       992
Robert W. Staley.................................................     11,596          --       992
Gary M. Stuart(4)................................................     10,775          --       992
Sidney F. Wentz(3)...............................................     15,773          --       992
All directors & executive officers as a group (21 individuals)(3)  1,149,510   4,024,561   453,152

--------
(1) Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of November 20, 2001 pursuant to options.
(2) The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under "Restricted Ordinary Shares."
(3) Messrs. Duperreault, Menikoff, and Wentz had shared power to vote and/or dispose of 100, 10,800, and 6,000, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 16,900, in the aggregate, of the shares listed as owned by the directors and officers as a group.
(4) The amounts included under "Ordinary Shares Beneficially Owned" and "Restricted Ordinary Shares" include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.

Other Beneficial Owners

   The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company's outstanding Ordinary Shares as of the dates indicated below. This information is as of September 30, 2001, the most recent public information available to the Company, and does not take into account the Company's subsequent issuance of 32,890,000 Ordinary Shares.

                                          Number of
                                            Shares
                                         Beneficially Percent
Name and Address of Beneficial Owner        Owned     of Class
------------------------------------     ------------ --------
Franklin Resources, Inc.(1).............  18,031,832    7.96%
  777 Mariners Island Blvd.
  6th Floor
  San Mateo, California 94404

Putnam Investments, LLC(2)..............  22,193,838    9.80%
  One Post Office Square
  Boston, MA 02109

Wellington Management Company, LLP(3)...  32,234,053   14.24%
  75 State Street
  Boston, Massachusetts 02109

--------
(1) As of September 30, 2001, based on a Schedule 13F filed by Franklin Resources, Inc. ("FRI"). According to FRI's most recent Schedule 13G filed in connection with the Company, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the "Adviser Subsidiaries"). As of September 30, 2001, FRI, its principal shareholders and the Adviser Subsidiaries may be deemed to have beneficial ownership of 18,031,832 Ordinary Shares. According to the Schedule 13F, FRI has sole voting authority over 17,893,578 shares and no voting authority over 138,254 shares.
(2) As of September 30, 2001, based on a Schedule 13F filed by Putnam Investment Management, LLC ("Putnam"). According to the Schedule 13F, Putnam has sole voting authority over 3,046,860 shares and no voting authority over 19,146,977 shares.
(3) As of September 30, 2001, based on a Schedule 13F filed by Wellington Management Company, LLP ("WMC"). WMC is a registered investment advisor under the Investment Advisers Act of 1940. As of September 30, 2001, WMC, in its capacity as investment advisors, may be deemed to have beneficial ownership of 32,234,053 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. According to the
    Schedule 13F, WMC has sole voting authority over 17,692,266 shares, shared voting authority over 1,036,870 shares and no voting authority over 13,489,517 shares.

   Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of September 30, 2001, more than five percent of the Company's outstanding Ordinary Shares.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   As stated in our proxy statement dated April 3, 2001, proposals to be considered for inclusion in the proxy material for the next annual meeting must have been received by December 10, 2001 and otherwise have complied with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company's 2002 Annual General Meeting proxy statement and form of proxy.

   The Company's Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given to and received by the Secretary of the Company at the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2002 annual general meeting, such written notice must be received on or prior to March 12, 2002. The notice must meet the requirements set forth in the Company's Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $8,000 plus out-of-pocket expenses.

                                 OTHER MATTERS

   The Board of Directors of the Company does not know of any matters which may be presented at the Extraordinary General Meeting other than those specifically set forth in the Notice of Extraordinary General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                   ACE LIMITED
                               c/o P.O. BOX _____
                             NEW YORK, NY 10203-0138

                                    P R O X Y
                                    ---------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Duperreault, Dominic Frederico and Peter Mear as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Extraordinary General Meeting to be held on January 22, 2002 or any adjournment thereof.

                             (Continued on Reverse)

--------------------------------------------------------------------------------

ACE LIMITED
c/o P.O. BOX _____
NEW YORK, NY 10203-0138

A. Proposal to increase the number of authorized Ordinary Shares of the Company from Three Hundred Million (300,000,000) to Five Hundred Million (500,000,000).

         For _________              Against _________         Abstain _________

B. Proposal to increase the number of authorized Other Shares of the Company from Ten Million (10,000,000) to Twenty Million (20,000,000).

         For _________              Against _________         Abstain _________

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

If you have either an Address Change or Comments on the other side of the card, mark here.

--------------------------------------------------------------------------------

Address Change and/or Comments Mark Here ____________________

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

DATED ____________________, 20__

SIGNED ________________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the increase in authorized Ordinary Shares from 300,000,000 to 500,000,000 and for the increase in authorized Other Shares from 10,000,000 to 20,000,000.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Votes must be indicated (x) in Black or Blue ink. [_____]

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes Investor Services, LLC as Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot.

Internet
www.proxyvotenow.com/mel
Use the Internet to vote your ballot. Have your ballot in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Telephone
1-888-___-____
Use any touch-tone telephone to vote your ballot. Have your ballot in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
OR
Mail
Mark, sign and date your ballot and return it in the enclosed postage-paid envelope.

If you vote your ballot by Internet or by telephone, you do NOT need to mail back your ballot.